Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the Agreement”) is made as of this 26th day of February, 2002, by and between ANTHONY J. FERARO, an individual residing at                                (“Executive”), UNITY BANK, a New Jersey state bank with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (the “Bank) and UNITY BANCORP, INC. a Delaware corporation and holding company of the Bank with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (“Unity”) (Bank and Unity collectively, “Employer”).

WHEREAS, Executive is currently employed as the President of Employer pursuant to an employment agreement between Executive and the Bank dated as of the 18th day of October, 1999 (the “Original Agreement”); and

WHEREAS, Executive and Employer desire for Executive to continue his employment with the Employer and desire that this Agreement replace the Original Agreement and govern the terms and conditions of Executive’s employment.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Employment.  Employer hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.             Position and Duties.  The Executive shall be employed as President of Employer, to perform such services in that capacity as are usual and customary for comparable institutions and as shall from time to time be established the Board of Directors of the Employer.  Executive agrees that he will devote his full business time and efforts to his duties hereunder.

3.             Cash Compensation.  Employer shall pay to the Executive compensation for his services as follows:

(a)           Base Salary.  The Executive shall be entitled to receive, commencing upon the date of this Agreement, an annual base salary (the “Base Salary”) of $305,000 which shall be payable in installments in accordance with Employer’s usual payroll method.  Annually thereafter, on or prior to the anniversary date of this Agreement, the Board of Directors shall review the Executive’s performance, the status of Employer and such other factors as the Board of Directors or a committee thereof shall deem appropriate, and may, but shall not be obligated to, adjust the Base Salary accordingly.

(b)           Discretionary Bonus.  Executive and the Board of Directors of Employer or a committee thereof shall meet and establish performance criteria for the Executive.  Based upon the

Executive’s satisfaction of such criteria, the Executive shall be entitled to receive annually a bonus, the amount to be agreed upon by the Board of Directors or a committee thereof and the Executive.  The Executive and the Board of Directors or a committee thereof shall meet annually on or prior to the anniversary date of the Agreement to review the Executive’s performance and to mutually agree upon new performance criteria for the upcoming year.

4.             Other Benefits.

(a)           Fringe Benefits.  Executive shall be entitled to participate in such benefit programs as are made available generally to employees of Employer.

(b)        Life Insurance.    Employer shall obtain for the benefit of Executive life insurance on the life of Executive in the amount of two and one-half times Executive’s annual Base Salary.  Upon any termination of Executive without “Cause” hereunder pursuant to Section 6(c), or upon any Change in Control (as defined below), Employer shall transfer to Executive any rights Employer may have in any policies of insurance acquired to satisfy this provision.  Payment of any premiums under any such policies shall thereafter be the sole obligation of Executive, and not of Employer.

(c)        Stock Options.   Executive shall be entitled to participate in such stock option plans as the Board of Directors may, in its discretion, determine.

5.             Term.  The term of this Agreement shall be three (3) years, commencing upon the date hereof and continuing until the third anniversary hereof; provided, however, that on a daily basis, one additional day shall be added to the term of this Agreement, so that the remaining term shall always be three (3) years, either the Executive or Employer shall have provided the other with written notice of its intention to cease extending the term of this Agreement.

6.             Termination.

(a)           Cause.   As used in this Agreement, the term “Cause” shall mean any of the following actions:  the Executive’s personal dishonesty, incompetence,  willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation or final cease-and-desist order or a material breach of any provision of this Agreement.

(b)           Termination With Cause.   Employer shall have the right to terminate the Executive for Cause, upon written notice to him of such determination, specifying the alleged Cause.  In the event of such termination, the Executive shall not be entitled to any further benefits under this Agreement; provided, however, that nothing contained herein shall excuse Employer from paying all benefits earned or accrued up to the date of such termination.

(c)           Termination Without Cause.  If Employer terminates the Executive’s employment hereunder without Cause, Executive will be entitled to receive a payment equal to twice his then current annual Base Salary.  Any payments provided for hereunder shall be made by a lump sum payment within ten (10) days of any such termination.  In addition, to the extent Executive participated in Employer’s hospital, health and medical programs as of the date of such termination, Employer shall continue to provide Executive with such benefits for a period of twelve (12) months after such termination.  The Executive shall have no duty to mitigate damages in connection with the termination of his employment without cause.  If the Executive obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder.

(d)           Death or Disability.  This Agreement shall terminate upon Executive’s death or his disability, as defined herein.  Upon Executive’s death or his disability, the obligation of Employer hereunder to pay Executive the compensation called for under Section 3 hereof shall terminate, and Employer’s only obligation shall be to pay Executive any and all benefits to which Executive was entitled at the time of such death or disability under any benefit plans of Employer then in place.  For purposes of this Agreement, the term “disability” shall mean a good faith determination by the Board of Directors of Unity that Executive is unable to substantially perform his material duties as prescribed in this Agreement due to his incapacity or disability, physical or mental, for a period of six (6) consecutive months,

7.             Change in Control.

(a)           Upon the consummation of a Change in Control (as herein defined), Executive shall have the right, upon written notice to the Employer, to terminate his employment hereunder and the provisions of Section 7(c) shall apply as if the Executive had been terminated.

(b)           A “Change in Control”  shall mean:

(1)                                  a reorganization, merger, consolidation or sale of all or substantially all of the assets of Unity, or a similar transaction in which Unity is not the resulting entity;

(2)                                  individuals who constitute the Incumbent Board (as herein defined) of the Unity cease for any reason to constitute a majority thereof;

(3)                                  the occurrence of any transaction requiring the approval of the Board of Governors of the Federal Reserve System under 12 C.F.R. §225.41 et seq., except a transaction by any party owning 10% or more of Unity’s outstanding stock as of the date hereof; or

(4)                                  an event of a nature that would be required to be reported in response to Item I of the current report on Form 8–K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(5)                                  Without limitation, a change in control shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than Unity is or becomes a “beneficial owner” (as defined in Rule 13–d under the Exchange Act) directly or indirectly, of securities of Unity representing 25% or more of Unity’s outstanding securities ordinarily having the right to vote at the election of directors, excluding any securities purchased by Employer’s employee stock ownership plan and trust, or any other employee benefit plans established by Employer from time to time in determining whether such person is the beneficial owner of more than 25% of Unity’s securities; or

(6)                                  A proxy statement soliciting proxies from stockholders of Unity is disseminated by someone other than the current management of Unity, seeking stockholder approval of a plan of reorganization, merger or consolidation of Unity or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by Unity;

(7)                                  A tender offer is made for 25% or more of the voting securities of Unity and the shareholders owning beneficially or of record 25% or more of the outstanding securities of Unity have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

.                               For these purposes, “Incumbent Board” means the Board of Directors of Unity on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)           Upon the termination of Executive’s employment, either by Executive as permitted under Section 7(a) or by Employer or its successor without cause and within eighteen (18) months following a Change in Control, Executive shall be entitled to receive a lump sum payment equal to three (3) times his then current Base Salary (giving no effect to any bonuses Executive may have earned under Section 3(b) hereof).  In addition, Employer shall be obligated to maintain all policies of medical or disability insurance then covering Executive for a term of one year after such termination.  The payments provided for hereunder shall be in lieu of, and not in addition to, any payments Executive may be entitled to under Section 6(c).

(d)           Upon the occurrence of Change in Control and the negotiation by Executive of a mutually acceptable replacement employment agreement with the Employer or its successor, in lieu of any rights which Executive may have under paragraph (c) hereof, Executive shall be entitled to a payment equal to 1.5 times his then current Base Salary.  This payment to Executive shall be in lieu of any other right to payment Executive may have pursuant to this Agreement (other than for compensation or bonuses earned but not yet paid).

Notwithstanding anything contained in section 7 above, in the event all compensation to be provided to Executive conditioned upon the occurrence of a Change in Control, whether under this Agreement or in connection with any other agreement or benefit plan of the Employer to which Executive is a party or in which he participates, exceeds 2.99 times the Executive’s Base Amount, as that term is defined under Section 280G of the Internal Revenue Code and regulations of the Internal Revenue Service promulgated thereunder, the total compensation to be paid to the Executive shall be reduced to an amount that is $1.00 less than 2.99 times the Executive’s Base Amount. Executive shall have the right to determine which benefits to which he would otherwise be entitled shall be reduced.

8.             Covenant Not to Compete.  Executive agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of his employment, he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System) any enterprise which competes with Employer in the business of banking in the geographic areas in which Employer conducts its business on the date of Executive’s termination.  In the event that this covenant not to compete shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise discretion in reforming such covenant to the end that Executive shall be subject to a covenant not to compete that is reasonable under the circumstances and enforceable by Employer.  Executive agrees to be bound by any such modified covenant not to compete.

9.             Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by and interpreted under the substantive law of the State of New Jersey.

(b)           Severability.  If any provision of this Agreement shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect.

(c)           Entire Agreement; Amendment.  This Agreement sets forth the entire understanding of the parties with regarding to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof, including specifically the Original Agreement, and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.

(d)           Notices.  Notices hereunder shall be sent by Certified Mail, Return Receipt Requested, to the address set forth for each party on the first page of this Agreement.  Notices to Employer shall be directed to the attention of the Chairman of the Board.

(e)           Termination of Original Agreement.  Upon the execution of this Agreement, the Original Agreement shall be deemed terminated and voided and the rights of the parties hereto shall be determined solely by reference to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNITY BANK

By:	/s/ DAVID D. DALLAS
David D. Dallas, Chairman of the Board

UNITY BANCORP, INC.

By:	/s/ DAVID D. DALLAS
David D. Dallas, Chairman of the Board

EXECUTIVE:

By:	/s/ ANTHONY J. FERARO
Anthony J. Feraro